Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Reports Fiscal Q4 EPS from Continuing Operations of $1.14
Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Daylight Savings Time on October 21 by calling (719) 325-4755 and entering passcode 2295468, or listen on the Web at: http://www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
Highlights:
•	Sales grew eight percent sequentially on volume growth in all businesses

•	Signed three significant Tonnage contracts in the quarter

•	Completed U.S. Healthcare business divestiture

•	Fiscal 2010 outlook: 15 to 21 percent earnings growth on a continuing operations basis
LEHIGH VALLEY, Pa. (October 21, 2009) – Air Products today reported income from continuing operations of $246 million, or diluted earnings per share (EPS) of $1.14, for its fiscal 2009 fourth quarter versus $273 million and $1.26, respectively, for the fourth quarter of fiscal 2008.
Fourth quarter revenues of $2,129 million declined 22 percent versus prior year. Lower energy and raw material cost pass-throughs and unfavorable currency impacted sales by 12 percent and three percent, respectively. Underlying sales declined seven percent on lower volumes in the Merchant Gases and Electronic and Performance Materials segments, and lower pricing in Electronics and Performance Materials. Sequentially, sales were up eight percent, seven percent on an underlying basis. Operating income of $328 million declined 12 percent on lower volumes and unfavorable currency, partially offset by cost reduction actions. Sequentially, operating income increased seven percent, primarily on improved volumes.
The following discussion of full year results and guidance in this release is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.
For fiscal 2009, sales of $8,256 million declined 21 percent on lower volumes, lower energy and raw material cost pass-throughs and unfavorable currency. Underlying sales declined eight percent. Operating income of $1,185 million was down 22 percent, and diluted EPS of $4.06 declined 20 percent from the prior year.
John McGlade, chairman, president and chief executive officer, said, “The beginning of our fiscal 2009 coincided with the start of the global financial crisis, driving the recession that resulted in unprecedented declines in demand for our products worldwide. While this affected our fiscal year results, we were able to offset some of the decline with
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aggressive cost controls. Sequentially, we are seeing volume improvement in all our businesses, and our actions to move to a sustainable, low-cost structure have positioned us to capitalize on growth as our markets recover.”
Fourth Quarter Segment Performance
•	Merchant Gases sales of $932 million declined 15 percent from the prior year on weaker volumes across manufacturing end-markets globally and unfavorable currency, partially offset by favorable pricing. Sequentially, sales increased six percent on three percent higher volumes from improved demand in most geographies. Operating income of $166 million declined 16 percent from the prior year on lower volumes and unfavorable currency, partially offset by favorable pricing.

•	Tonnage Gases sales of $640 million were down 32 percent from the prior year on lower energy and raw material cost pass-throughs. Sales and volumes were up 13 percent sequentially on stronger demand from chemical, refinery and steel customers. Operating income of $105 million decreased 22 percent from the prior year on lower operating efficiencies, and unfavorable currency.

•	Electronics and Performance Materials sales of $434 million declined 22 percent, primarily on lower volumes and Electronics pricing. Operating income of $49 million increased 17 percent from the prior year as favorable cost performance offset volume declines and lower Electronics pricing. While year-on-year Electronics sales were down 27 percent, sales increased three percent sequentially due to improved customer operating rates. Performance Materials volumes improved nine percent sequentially, reflecting seasonal improvement and stronger Asia sales, but declined 10 percent from the prior year on weaker demand from coatings, autos, housing and other end markets.

•	Equipment and Energy sales of $123 million declined three percent from the prior year. Operating income of $6 million decreased from the prior year on lower sales and higher Energy development costs.
Outlook
Looking forward, McGlade said, “We have implemented the difficult but necessary actions to take advantage of our strong global market positions. Additionally, we see significant future opportunities in the evolving energy, environment, and emerging market sectors. We also continue to drive to a low-cost structure to enable us to grow faster than our competition. While the pace of the recovery is unknown, our people remain committed to achieving our margin, return and growth goals. ”
The company today announced initial guidance for fiscal year 2010 EPS in the range of $4.65 to $4.90 per share, representing year-over-year earnings growth on a continuing operations basis of 15 to 21 percent. For the first quarter of fiscal 2010 ending December 31, 2009, EPS is expected to be between $1.07 and $1.15 per share.
The company also announced that it expects capital spending in fiscal 2010 to be between $1.3 and $1.5 billion, approximately equal to fiscal 2009.
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Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2009, Air Products had revenues of $8.3 billion, operations in over 40 countries, and 18,900 employees around the globe. For more information, visit www.airproducts.com.
NOTE: The information above contains “forward-looking statements,” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this press release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, longer than anticipated delay in global economic recovery; renewed deterioration in economic and business conditions; weakening demand for the Company’s products, future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2008 and Form 10-Q for the quarter ended December 31, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.
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The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. Presented below is a reconciliation of reported GAAP results to non-GAAP measures.
(Millions of dollars, except for share data)

	YTD
		Continuing Operations
	Operating		Diluted
	Income	Income	EPS

2009 GAAP	$846.3	$639.9	$3.00
2008 GAAP	1,495.8	1,090.5	4.97

% Change GAAP	(43)%	(41)%	(40)%

2009 GAAP	$846.3	$639.9	$3.00
Global cost reduction plan	298.2	200.3	.94
Customer bankruptcy and asset actions	32.1	21.0	.10
Pension settlement	8.0	5.0	.02

2009 Non-GAAP Measure	$1,184.6	$866.2	$4.06

2008 GAAP	$1,495.8	$1,090.5	$4.97
Pension settlement	26.3	16.5	.08

2008 Non-GAAP Measure	$1,522.1	$1,107.0	$5.05

% Change Non-GAAP Measure	(22)%	(22)%	(20)%

2010 Forecast			$4.65-$4.90
2009 GAAP			$3.00

% Change GAAP			55% - 63%

2010 Forecast			$4.65-$4.90
2009 Non-GAAP Measure			$4.06

% Change Non-GAAP Measure			15% - 21%

QTR
Operating Income
2009 Q4 GAAP	$328.0
2009 Q3 GAAP	143.8

% Change GAAP	128%

2009 Q3 GAAP	$143.8
Global cost reduction plan	124.0
Customer bankruptcy and asset actions	32.1
Pension settlement	8.0

2009 Q3 Non-GAAP Measure	$307.9

% Change Non-GAAP Measure	7%

The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities that are built to service a specific customer are required to be accounted for as capital leases and such spending is reflected as a use of cash within cash provided by operating activities.

	YTD 2009 Actual	YTD 2010 Forecast
| | Actual Forecast
Capital expenditures – GAAP basis	$1,236	$1,000 to $1,200
Capital lease expenditures	239	300

Capital Expenditures – Non-GAAP basis	$1,475	$1,300 to $1,500

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share data)	2009	2008	2009	2008

SALES	$2,129.3	$2,714.7	$8,256.2	$10,414.5
Cost of sales	1,545.0	2,026.8	6,042.1	7,693.1
Selling and administrative	233.5	275.4	943.4	1,090.4
Research and development	29.4	33.0	116.3	130.7
Global cost reduction plan	—	—	298.2	—
Customer bankruptcy	—	—	22.2	—
Pension settlement	2.7	1.6	10.7	30.3
Other (income) expense, net	(9.3)	4.8	(23.0)	(25.8)

OPERATING INCOME	328.0	373.1	846.3	1,495.8
Equity affiliates’ income	32.2	30.8	112.2	145.0
Interest expense	27.9	42.8	121.9	162.0

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	332.3	361.1	836.6	1,478.8
Income tax provision	86.3	82.9	185.3	365.3
Minority interest in earnings of subsidiary companies	—	4.8	11.4	23.0

INCOME FROM CONTINUING OPERATIONS	246.0	273.4	639.9	1,090.5
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(2.1)	(11.8)	(8.6)	(180.8)

NET INCOME	$243.9	$261.6	$631.3	$909.7

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.17	$1.30	$3.05	$5.14
Loss from discontinued operations	(.01)	(.06)	(.04)	(.85)

Net Income	$1.16	$1.24	$3.01	$4.29

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.14	$1.26	$3.00	$4.97
Loss from discontinued operations	(.01)	(.05)	(.04)	(.82)

Net Income	$1.13	$1.21	$2.96	$4.15

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	210.6	210.6	209.9	212.2

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	215.7	216.9	213.5	219.2

DIVIDENDS DECLARED PER COMMON SHARE — Cash	$.45	$.44	$1.79	$1.70

Other Data from Continuing Operations:
Depreciation and amortization	$225.5	$221.2	$840.3	$869.0
Capital expenditures on a non-GAAP Basis (a)	433.1	406.7	1,474.9	1,355.0

(a)	See page 14 for reconciliation
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of dollars)	2009	2008

ASSETS

CURRENT ASSETS
Cash and cash items	$488.2	$103.5
Trade receivables, less allowances for doubtful accounts	1,363.2	1,575.2
Inventories	509.6	503.7
Contracts in progress, less progress billings	132.3	152.0
Prepaid expenses	115.1	107.7
Other receivables and current assets	422.8	349.4
Current assets of discontinued operations	5.0	56.6

TOTAL CURRENT ASSETS	3,036.2	2,848.1

INVESTMENT IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	868.1	822.6
PLANT AND EQUIPMENT, at cost	15,751.3	14,988.6
Less accumulated depreciation	8,891.7	8,373.8

PLANT AND EQUIPMENT, net	6,859.6	6,614.8

GOODWILL	916.0	928.1
INTANGIBLE ASSETS, net	262.6	289.6
NONCURRENT CAPITAL LEASE RECEIVABLES	687.0	505.3
OTHER NONCURRENT ASSETS	450.0	504.1
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	—	58.7

TOTAL ASSETS	$13,079.5	$12,571.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,608.2	$1,665.6
Accrued income taxes	42.9	87.0
Short-term borrowings	333.8	419.3
Current portion of long-term debt	452.1	32.1
Current liabilities of discontinued operations	14.4	8.0

TOTAL CURRENT LIABILITIES	2,451.4	2,212.0

LONG-TERM DEBT	3,715.6	3,515.4
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	1,574.2	1,049.2
DEFERRED INCOME TAXES	408.3	626.6
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	1.2

TOTAL LIABILITIES	8,149.5	7,404.4

MINORITY INTEREST IN SUBSIDIARY COMPANIES	138.1	136.2

TOTAL SHAREHOLDERS’ EQUITY	4,791.9	5,030.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,079.5	$12,571.3

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2009	2008

OPERATING ACTIVITIES
Net income	$631.3	$909.7
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	840.3	869.0
Impairment of assets of continuing operations	69.2	—
Impairment of assets of discontinued operations	49.5	314.8
Gain on sale of discontinued operations	(2.1)	(105.9)
Deferred income taxes	(37.0)	36.9
Customer bankruptcy	22.2	—
Undistributed earnings of unconsolidated affiliates	(58.0)	(77.8)
Loss on sale of assets and investments	3.6	.3
Share-based compensation	60.4	61.4
Noncurrent capital lease receivables	(186.7)	(192.6)
Other adjustments	(7.8)	2.9
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	159.0	(97.4)
Inventories	(17.7)	(34.9)
Contracts in progress	12.5	95.2
Other receivables	(11.9)	(120.6)
Payables and accrued liabilities	(282.8)	36.2
Other working capital	78.9	(17.6)

CASH PROVIDED BY OPERATING ACTIVITIES (a)	1,322.9	1,679.6

INVESTING ACTIVITIES
Additions to plant and equipment	(1,179.1)	(1,085.1)
Acquisitions, less cash acquired	(32.7)	(72.0)
Investment in and advances to unconsolidated affiliates	(24.5)	(2.2)
Proceeds from sale of assets and investments	57.9	19.6
Proceeds from sale of discontinued operations	51.0	423.0
Change in restricted cash	87.0	(183.6)
Other investing activities	—	(19.5)

CASH USED FOR INVESTING ACTIVITIES	(1,040.4)	(919.8)

FINANCING ACTIVITIES
Long-term debt proceeds	610.5	580.1
Payments on long-term debt	(82.9)	(95.7)
Net decrease in commercial paper and short-term borrowings	(122.7)	(178.9)
Dividends paid to shareholders	(373.3)	(349.3)
Purchase of treasury stock	—	(793.4)
Proceeds from stock option exercises	54.4	87.4
Excess tax benefit from share-based compensation/other	15.5	51.3

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	101.5	(698.5)

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2009	2008

Effect of Exchange Rate Changes on Cash	.7	1.7

Increase in Cash and Cash Items	384.7	63.0
Cash and Cash Items – Beginning of Year	103.5	40.5

Cash and Cash Items – End of Period	$488.2	$103.5

(a) Pension plan contributions	$182.5	$234.0
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. GLOBAL COST REDUCTION PLAN
The 2009 results from continuing operations included a total charge of $298.2 ($200.3 after-tax, or $.94 per share) for the global cost reduction plan. In the first quarter 2009, the Company announced the global cost reduction plan designed to lower its cost structure and better align its businesses to reflect rapidly declining economic conditions around the world. The first quarter results included a charge of $174.2 ($116.1 after-tax, or $.55 per share). In the third quarter 2009, due to the continuing slow economic recovery, the Company committed to additional actions associated with its global cost reduction plan which resulted in a charge of $124.0 ($84.2 after-tax, or $.39 per share).
The total 2009 charge included $210.0 for severance and other benefits, including pension-related costs, associated with the elimination of approximately 2,550 positions from its global workforce. The reductions are targeted at reducing overhead and infrastructure costs, reducing and refocusing elements of the Company’s technology and business development spending, lowering its plant operating costs, and the closure of certain manufacturing facilities. The remainder of this charge, $88.2, was for business exits and asset management actions. Assets held for sale were written down to net realizable value and an environmental liability of $16.0 was recognized. This environmental liability resulted from a decision to sell a production facility.
The planned actions associated with the global cost reduction plan are expected to be substantially completed within one year of when the related charges were recognized.
2. DISCONTINUED OPERATIONS
The U.S. Healthcare business, Polymer Emulsions business, and the High Purity Process Chemicals (HPPC) business have been accounted for as discontinued operations. The results of operations of these businesses have been removed from the results of continuing operations for all periods presented.
For additional historical information on these discontinued operations, refer to the Company’s 2008 annual report on Form 10-K.
U.S. Healthcare
In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. In 2008, the Company recorded a total charge of $329.2 ($246.2 after-tax, or $1.12 per share) related to the impairment/write-down of the net carrying value of the U.S. Healthcare business.
In the first quarter of 2009, based on additional facts, the Company recorded an impairment charge of $48.7 ($30.9 after-tax, or $.15 per share) reflecting a revision in the estimated net realizable value of the U.S. Healthcare business. Also, a tax benefit of $8.8, or $.04 per share, was recorded to revise the estimated tax benefit related to previously recognized impairment charges.
As a result of events which occurred during the second quarter of 2009, which increased the Company’s ability to realize tax benefits associated with the impairment charges recorded in 2008, the Company recognized a one-time tax benefit of $16.7, or $.08 per share.
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During the third quarter of 2009, the Company sold more than half of its remaining U.S. Healthcare business to OptionCare Enterprises, Inc., a subsidiary of Walgreen Co., and Landauer-Metropolitan, Inc. (LMI) for cash proceeds of $38.1. The Company recognized an after-tax gain of $.3 resulting from these sales combined with adjustments to the net realizable value of the remaining businesses.
During the fourth quarter of 2009, through a series of transactions with Rotech Healthcare, Inc. and with LMI, the Company sold its remaining U.S. Healthcare business for cash proceeds of $12.1. A net after-tax loss of $.7 was recognized. These transactions completed the disposal of the U.S. Healthcare business.
The operating results of the U.S. Healthcare business have been classified as discontinued operations and are summarized below:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2009	2008	2009	2008

Sales	$7.9	$52.7	$125.2	$239.8

Loss before taxes	$(2.3)	$(5.2)	$(5.5)	$(350.6)
Income tax benefit	(.9)	(1.9)	(2.1)	(91.2)

Loss from operations of discontinued operations	$(1.4)	$(3.3)	$(3.4)	$(259.4)
Loss on sale of businesses and impairment/write-down to estimated net realizable value, net of tax	(.7)	(8.7)	(5.5)	(8.7)

Loss from discontinued operations, net of tax	$(2.1)	$(12.0)	$(8.9)	$(268.1)

Polymer Emulsions Business
On 31 January 2008, the Company closed on the sale of its interest in its vinyl acetate ethylene (VAE) polymers joint ventures to Wacker Chemie AG, its long-time joint venture partner. As part of that agreement, the Company received Wacker Chemie AG’s interest in the Elkton, Md. and Piedmont, S.C. production facilities. The Company recognized a gain on the sale of $89.5 ($57.7 after-tax).
On 30 June 2008, the Company sold its Elkton, Md. and Piedmont, S.C. production facilities and the related North American atmospheric emulsions and global pressure sensitive adhesives businesses to Ashland Inc. The Company recorded a gain of $30.5 ($18.5 after-tax) in connection with the sale, which included the recording of a retained environmental obligation associated with the Piedmont site. The sale of the Elkton and Piedmont facilities completed the disposal of the Company’s Polymer Emulsions business.
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The operating results of the Polymer Emulsions business have been classified as discontinued operations and are summarized below:

	Three Months		Twelve Months
	Ended		Ended
	30 September		30 September
	2009	2008	2009	2008

Sales	$—	$—	$—	$261.4

Income before taxes	$—	$.2	$—	$17.7
Income tax provision	—	.1	—	6.4

Income from operations of discontinued operations	$—	$.1	$—	$11.3
Gain on sale of business, net of tax	—	—	.3	76.2

Income from discontinued operations, net of tax	$—	$.1	$.3	$87.5

3. CUSTOMER BANKRUPTCY AND ASSET ACTIONS
As a result of events which occurred during the third quarter of 2009, the Company recognized a $22.2 charge primarily for the write-off of certain receivables due to a customer bankruptcy. This customer, who principally receives product from the Tonnage Gases segment, began operating under Chapter 11 bankruptcy protection on 6 January 2009. Sales and operating income associated with this customer are not material to the Tonnage Gases segment’s results. At 30 September 2009, the Company had remaining outstanding receivables with the customer of $16.3. At the present time, the Company does not expect to recognize additional charges related to this customer.
Additionally, during the third quarter of 2009, the Company recorded a charge of $9.9 for other asset actions which consisted of the closure of certain manufacturing facilities. This charge was reflected in cost of sales on the consolidated income statement. The customer bankruptcy charge combined with this asset write-down resulted in a total charge of $32.1 ($21.0 after-tax, or $.10 per share).
4. PENSION SETTLEMENT
The Company’s supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. The Company recognizes pension settlements when payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. A settlement loss is recognized when the pension obligation is settled. Based on the timing of when cash payments were made, the Company recognized $2.7 and $10.7 ($6.7 after-tax, or $.03 per share) of settlement charges for the three and twelve months ended 30 September 2009, respectively. For the three and twelve months ended 30 September 2008, the Company recognized $1.6 and $30.3 ($18.9 after-tax, or $.09 per share) of settlement charges, respectively.
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5. LOSS FROM PROPERTY DAMAGE
In the fourth quarter of 2008, a fire at the Company’s Ulsan, Korea nitrogen trifluoride (NF3) production facility required the plant to be shut down. Other income (expense) for the three and twelve months ended 30 September 2008 included a net loss of $14.7 ($10.7 after-tax, or $.05 per share) related to property damage. The net book value of the damaged property was written off and a receivable was recorded for expected property damage insurance recoveries.
During fiscal 2009, the Company received the expected insurance recoveries for property damage of $3.7. Additionally, the Company recorded other income of $4.9 ($3.1 after-tax, or $.01 per share) comprised of $2.3 for the receipt of additional proceeds from a business interruption claim and a $2.6 adjustment to the book value of the damaged property.
6. HURRICANES
During the fourth quarter of 2008, Hurricanes Gustav and Ike reduced short-term demand from the U.S. Gulf Coast customers and drove temporary decreases in operational costs. The net impact on fourth quarter diluted earnings per share was $.05.
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7. SUMMARY BY BUSINESS SEGMENT

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2009	2008	2009	2008

Revenues from External Customers
Merchant Gases	$932.4	$1,095.0	$3,610.6	$4,192.7
Tonnage Gases	640.0	940.3	2,573.6	3,574.4
Electronics and Performance Materials	434.2	553.2	1,582.2	2,209.3
Equipment and Energy	122.7	126.2	489.8	438.1

Segment and Consolidated Totals	$2,129.3	$2,714.7	$8,256.2	$10,414.5

Operating Income
Merchant Gases	$165.7	$196.2	$661.2	$789.5
Tonnage Gases	105.2	134.9	399.6	482.6
Electronics and Performance Materials	49.1	41.9	101.6	245.9
Equipment and Energy	5.8	15.6	42.2	38.9

Segment Totals	$325.8	$388.6	$1,204.6	$1,556.9
Global cost reduction plan	—	—	(298.2)	—
Customer bankruptcy and asset actions	—	—	(32.1)	—
Pension settlement	(2.7)	(1.6)	(10.7)	(30.3)
Other	4.9	(13.9)	(17.3)	(30.8)

Consolidated Total	$328.0	$373.1	$846.3	$1,495.8

	30 September	30 September
	2009	2008

Identifiable Assets (a)
Merchant Gases	$4,917.0	$4,881.6
Tonnage Gases	3,597.8	3,335.4
Electronics and Performance Materials	2,249.5	2,341.0
Equipment and Energy	303.3	300.2

Segment Totals	$11,067.6	$10,858.2
Other	1,138.8	775.2
Discontinued Operations	5.0	115.3

Consolidated Total	$12,211.4	$11,748.7

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.
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RECONCILIATION
NON-GAAP MEASURE
The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities that are built to service a specific customer are required to be accounted for as capital leases and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s capital expenditures.
Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars)	2009	2008	2009	2008

Capital expenditures – GAAP basis	$306.1	$364.1	$1,236.3	$1,159.3
Capital lease expenditures	127.0	42.6	238.6	195.7

Capital expenditures – non-GAAP basis	$433.1	$406.7	$1,474.9	$1,355.0

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